Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-205705, No. 333-197943, No. 333-187599, No. 333-167796 and No. 333-165810) and Form S-3 (No. 333-205026) of SS&C Technologies Holdings, Inc. of our report dated February 26, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor and non-guarantor financial information within Note 16 as to which the date is April 8, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated April 8, 2016.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
April 8, 2016